Exhibit 99.1

                                                 NEWS

Charter Announces Amendments to Tender Offers

St. Louis, Missouri – February 1, 2012 – Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, the “Company” or “Charter”) today announced amendments to the tender offers by its subsidiaries, Charter Communications Operating, LLC (“Charter Operating”) and CCH II, LLC (“CCH II”), commenced January 11, 2012 for the outstanding debt securities listed below:

Issuer	CUSIP Nos.	Title of Security	Aggregate Principal Amount Outstanding(1)	Tender Offer Consideration(2)	Consent Fee/Early Tender Payment(3)	Total Consideration(2)
Charter Operating	161175AA2 U16109AA5	8.000% Senior Second Lien Notes due 2012	$500,341,000	$994.40	$25.00	$1,019.40
Charter Operating	161175AG9 U16109AC1	10.875% Senior Second Lien Notes due 2014	$311,561,000	$1,043.35	$25.00	$1,068.35
CCH II	12502CAS0 12502CAT8	13.500% Senior Notes due 2016	$1,480,367,024	$1,130.00	$25.00	$1,155.00

(1) As of January 11, 2012
(2) Per $1,000 principal amount of the applicable notes.
(3) Represents a consent fee per $1,000 principal amount for the 2012 Notes and 2014 Notes and an early tender premium per $1,000 principal amount for the 2016 Notes.

The tender offers are being amended to (i) waive the 2016 Notes Sublimit of $250 million, (ii) extend the Expiration Date of the tender offers to 11: 59 p.m., EST, on February 14, 2012 and (iii) amend the maximum aggregate purchase price (the “Maximum Purchase Price”) (including the consent fee/early tender fee payment listed above but excluding accrued interest) for all Notes purchased in the tender offers from $843 million to $1.01 billion.  Except as expressly provided above, all terms of the tender offers remain in effect.
Charter has previously purchased approximately $300 million aggregate principal amount of Charter Operating's 8.00% second lien notes ("2012 Notes") and $294 million aggregate principal amount of Charter Operating's 10.875% second lien notes ("2014 Notes") in the tender offers for aggregate consideration of approximately $619 million (excluding the payment of accrued interest) (the “Early Settlement Amount”) on January 26, 2012.  As of February 1, 2012, no additional 2012 Notes or 2014 Notes had been tendered in the tender offers.  As of February 1, 2012, approximately $334 million aggregate principal amount of CCH II’s 13.50% senior notes due 2016 (the “2016 Notes” and together with the 2012 Notes and the 2014 Notes, the “Notes”) had been tendered in the tender offers.
Subject to the satisfaction of the conditions to the tender offers and only in an aggregate amount, excluding interest, up to the Maximum Purchase Price minus the Early Settlement Amount, the payment date for 2016 Notes and any additionally tendered 2012 Notes and 2014 Notes will be promptly after the Expiration Date.
Holders may obtain copies of the Offer to Purchase from the Information Agent for the tender offers, Global Bondholder Services Corporation, at (212) 430-3774 (collect) and (866) 389-1500 (toll free).
Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and UBS Securities LLC are serving as the Dealer Managers for the tender offer. Questions regarding the tender offer may be directed to Credit Suisse Securities (USA) LLC, Liability Management Group at (800) 820-1653 (toll free) or (212) 325-5912 (collect); Citigroup Global Markets Inc., Liability Management Group at (800) 558-3745 (toll free) or (212) 723-6106 (collect) or UBS Securities LLC at (888) 719-4210 (toll free).
Neither the Company, Charter Operating, CCH II, the Dealer Managers, the Information Agent nor any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation.
This announcement is not an offer to purchase, or the solicitation of an offer to sell the Notes. The tender offers may only be made pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal.

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Contact:

Media:	Analysts:
Anita Lamont	Robin Gutzler
314-543-2215	314-543-2389

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under "Risk Factors" from time to time in our filings with the Securities and Exchange Commission ("SEC"). Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," "aim," "on track," "target," "opportunity," "tentative," "positioning" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

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our ability to sustain and grow revenues and free cash flow by offering video, Internet, telephone, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

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the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, and digital subscriber line (“DSL”) providers and competition from video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the effects of governmental regulation on our business;

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the availability and access, in general, of funds to meet our debt obligations, prior to or when they become due, and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

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our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.